Exhibit 99.1

DISH ACQUIRES DBS AND OTT ASSETS FROM ECHOSTAR

•                  Deal gives DISH end-to-end control over DBS, Sling TV customer experience

•                  Businesses anticipate Q1 ‘17 closing

Englewood, Colo., Jan. 31, 2017 — DISH and EchoStar Corporation today announced they have executed an agreement that will transfer certain EchoStar assets and operations, including its EchoStar Technologies hardware and software development group, its national and regional uplink business, its managed fiber backhaul network serving all U.S. DMAs and its OTT development group to DISH in exchange for DISH’s 80 percent economic interest in Hughes Retail Group held in the form of a tracking stock.

This transaction also transfers to DISH the 10 percent stake in Sling TV held by EchoStar, wireless spectrum licenses covering four markets in the 28 GHz band and certain real estate properties.

DISH will continue to market satellite broadband under the brand dishNET to rural customers.

“With this transaction we will vertically integrate all the elements that define our customer experience — one team will deliver the full DISH and Sling TV experience end to end.” said DISH President Erik Carlson. “Not only do we gain full control of product development roadmap for DBS and Sling TV but we also anticipate achieving operational efficiencies.”

The transaction is structured in a manner to be a tax-free exchange and is expected to close in the first quarter of 2017, subject to satisfaction or waiver of closing conditions.

About DISH

DISH Network Corp. (NASDAQ:DISH), through its subsidiaries, provides approximately 13.643 million pay-TV subscribers, as of September 30, 2016, with the highest-quality programming and technology with the most choices at the best value. DISH offers a high definition line-up with more than 200 national HD channels, the most international channels and award-winning HD and DVR technology. DISH Network Corporation is a Fortune 200 company. Visit www.dish.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of DISH Network Corporation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More information about such risks, uncertainties and other factors is set forth in DISH Network Corporation’s Disclosure Regarding Forward-Looking Statements included in its recent filings with the Securities and Exchange Commission (the “SEC”), including its annual report on Form 10-K for the year ended December 31, 2015 and any subsequent quarterly reports on Form 10-Q.  Risks and uncertainties relating to the proposed transaction include, without limitation, statements about the benefits of the transaction, including future financial and operating results and DISH Network Corporation’s plans, objectives, expectations and intentions, and other statements that are not historical facts. The forward-looking statements speak only as of the date made, and DISH Network Corporation expressly disclaims any obligation to update these forward-looking statements.  Nothing herein shall be deemed to be a forecast, projection or estimate of the future financial performance of DISH Network Corporation, following the completion of the transaction.